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                                                                    Exhibit 99.2

                TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC.
                            1997 STOCK OPTION PLAN


Effective January 28, 1997 (as amended on November 3, 1997)

  1. Purpose of the Plan. The Transition Analysis Component Technology, Inc. ("Company") 1997 Stock Option Plan is intended to advance the best interests of the Company and any of its future Subsidiaries by providing the executive officers, employees and consultants of the Company and such Subsidiaries with additional incentives by allowing them to acquire an ownership interest in the Company and thereby encouraging them to contribute to the success of the Company's business,

  2.      Definitions. As used herein, the following definitions shall apply:

  (a) "Board" shall mean the then-presently constituted Board of Directors of Transition Analysis Component Technology, Inc.

  (b) "Cause" shall mean (i) a material breach of a Participant's employment agreement or, in the absence of a written agreement, the terms of employment, (ii) a breach of Participant's duty of loyalty to the Company or any act of dishonesty or fraud with respect to the Company,
          (iii) the commission by Participant of a felony, a crime involving moral turpitude or other act causing material harm to the Company's standing and reputation, or (iv) Participant's continued failure to perform his or her lawful duties to the Company.

  (c)     "Change of Control" shall mean:

          (i) the acquisition or beneficial ownership (within the meaning of the Securities Exchange Act of 1934, as amended and the regulations promulgated thereunder (the "Exchange Act") by any person or group (as such terms are defined in the Exchange Act), in a single transaction or a series of transactions, of more than 40% in combined voting power and/or economic interest of the outstanding capital stock and/or securities of the Company, in each case other than the acquisition by or ownership of Robert E. Schrader or entities or groups controlled by or affiliated with Robert E. Schrader,

          (II)  in connection with the merger or consolidation of the Company
                (A) where the Company is not the surviving or resulting entity in such transaction, immediately following such transaction the acquiring or owning person or group owns sufficient capital stock with combined voting power or other interests to control, directly or indirectly, the election or the actions of the Board of Directors of the
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                surviving or resulting entity or (B) where the surviving or resulting entity of such transaction is not a corporation, immediately following such transaction such acquiring or owning person or group has the right, directly or indirectly, to elect the general partner or other person or persons controlling the operations or business of the surviving or resulting entity,

          (iii) the direct or indirect sale, disposition or transfer (through sale, merger, consolidation or otherwise to such person or group) of all or substantially all of the assets, businesses or earning power of the Company or the Company and its subsidiaries (taken as whole) in a single transaction or a series of transactions, and/or

          (iv) the stockholders of the Company approving a plan of complete liquidation of the Company.

  (d)     "Code" shall mean the Internal Revenue Code of 1986, as amended.

  (e) "Committee" shall mean, to the extent appointed by the Board, committee of the Board appointed to administer the Plan. The Committee shall be composed of two or more "non-employee directors" (as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended) as appointed from time to time to serve by the Board of Directors.

  (f) "Common Stock" shall mean the common stock, par value $.01 per share, of the Company.

  (g) "Company" shall mean Transitional Analysis Component Technology, Inc., a Delaware corporation, and any Subsidiary thereof.

  (h) "Competitive Activity" shall mean (i) the participation in, engagement by, possession of a financial or other interest in or filling a position directly or indirectly, whether individually or as an employee, agent, partner, shareholder, consultant, or otherwise by the Participant in any enterprise or business if such enterprise or business competes with the business of the Company or any of its Subsidiaries in any country in which the Company or any such Subsidiary conducts its business; (ii) the solicitation by the Participant of any other person or entity to engage in any of the foregoing activities; (iii) the solicitation of any employee or consultant of the Company or any of its Subsidiaries to leave the Company or any of its Subsidiaries, or to do business with any enterprise or business which competes with the business of the Company or any of its Subsidiaries; or (iv) the solicitation of any customer, vendor or supplier of the Company or any of its Subsidiaries. The ownership of an interest constituting not more than one percent of the outstanding debt or equity in a company whose securities are traded on a recognized stock exchange or traded on the over-the-counter market shall not be deemed financial participation in a competitor even though that company may be a competitor of the Company or any of its Subsidiaries.
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  (i)     "Disability" shall mean the inability, due to illness, accident, injury, physical or mental incapacity of any Participant to effectively carry out his or her duties and obligations to the Company on a full-time basis or to participate effectively or actively in the management of the Company for a period of at least 90 consecutive days or for shorter periods aggregating at least 120 days (whether or not consecutive) during any twelve-month period, as determined in the reasonable judgment of the Board of Directors.

  (j) "Employee" shall mean any person, including officers, employed by the Company.

  (k) "Fair Market Value" of the Common Stock shall be determined by the Committee or, in the absence of the Committee, by the Board of Directors.

  (l) "Incentive Stock Option" shall mean any Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code or any successor provision.

  (m) "Nonqualified Stock Option" shall mean an Option not intended to qualify as an Incentive Stock Option.

  (n) "Option" shall mean an Incentive Stock Option or a Nonqualified Stock option granted pursuant to this Plan.

  (o) "Option Agreement" shall mean the written option agreement entered into between the Company and the Participant upon the grant of any Option in an appropriate form determined by the Committee.

  (p)     "Optioned Stock" shall mean the Common Stock subject to an Option.

  (q) "Participant" shall mean any Employee, director or consultant of the Company who has been selected to participate in the Plan by the Committee.

  (r) "Plan" shall mean the Transitional Analysis Component Technology, Inc. 1997 Stock Option Plan.

  (s) "Share" shall mean one share of the Common Stock, as adjusted in accordance with Section 10 of the Plan.

  (t) "Subsidiary" shall mean a "subsidiary corporation," of the Company whether now or hereafter existing, as such term is defined in Section 424(0 of the Code.

  3. Stock Subject to the Plan. Subject to the provisions of Section 10 of the Plan, the maximum aggregate number of Shares which may be issued pursuant to the Plan is 60,000. The Shares may be either authorized but unissued shares, treasury shares, reacquired shares, or any combination thereof. If an Option should expire or become unexercisable for any reason without having been exercised in full, any Shares which would otherwise have been issuable pursuant thereto shall then be available for regranting of further Options under the Plan.
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  4.      Administration of the Plan.  The Plan shall be administered by the
Committee; provided, however, that if for any reason the Committee shall not have been appointed by the Board, all authorized duties of the Committee under the Plan shall be vested in and exercised by the Board. Subject to the provisions of the Plan, the Committee shall have the authority, in its discretion and in respect of all of the Participants and any single Participant:
(i) to grant Incentive Stock Options or Nonqualified Stock Options; (ii) to determine the Fair Market Value of the Common Stock; (iii) to determine in accordance with Section 7(b) of the Plan the exercise price per share of Options to be granted; (iv) to determine the Participants to whom and the time or times at which Options shall be granted, the number of Shares to be represented by each Option, and subject to Section 7(f) below, any vesting limitations with respect to such Options; (v) to interpret the Plan; (vi) to prescribe, amend, and rescind rules and regulations relating to the Plan; (vii) to determine the terms and provisions of each Option granted (which need not be identical), including, but not limited to, the vesting schedule for each Option granted, and modify or amend the terms of each outstanding Option; (viii) to reduce the exercise price per share of outstanding and unexercised Options; (ix) to accelerate or defer the exercise date of any outstanding Option; (x) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Committee; and
(xi) to make all other determinations (except a determination of "Cause" which shall be made by a majority of the Board then in office) deemed necessary or advisable for the administration of the Plan. All decisions, determinations, and interpretations of the Committee shall be final and binding on all Participants and any other holders of any Options granted under the Plan.

  5.      Eligibility.

  (a) Options may be granted to Participants who, in the opinion of the Committee, contribute significantly to the Company.

  (b) Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of the Common Stock with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.

  (c) For purposes of Section 5(b), Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Common Stock shall be determined as of the time the Option with respect to such Shares is granted.

  6. Term of Plan. The Plan shall become effective upon the latest of the following two events to occur: (a) approval of the Plan by the stockholders of the Company and (b) adoption of the Plan by the Board. The Plan shall continue in effect for ten (10) years from the effective date, unless sooner terminated in accordance with the provisions of section 15 of the Plan.

  7. Terms of Options. Unless otherwise determined by the Committee and set forth in the Option Agreement, Options granted pursuant to the Plan shall have the following terms:
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  (a)     The Option exercise period price of the Options shall be no more than ten (10) years from the date of the grant.

  (b) The per Share exercise price of the Options shall be determined by the Committee and may be fixed at the time of grant, float in accordance with a predetermined formula, or any combination thereof; provided, however, that (i) in the case of Incentive Stock Options, the exercise price shall not be less than 100% of the Fair Market Value of the Optioned Stock on the date of grant (or 110% of the Fair Market Value of the Stock Optioned on the date of grant if the optionee owns more their 10% of the Company's outstanding shares of Common Stock) and
          (ii) in the case of Nonqualified Stock Options, the exercise price may not be less then 75% of the Fair Market Value of the Optioned Stock on the date of grant.

  (c) Options shall be exercisable at such time or times as the Committee shall determine at or subsequent to the grant date; and shall be subject to the limitations on exercise as set forth in Section 8 below.

  (d) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Committee at the time of grant and may be paid by tendering payment by certified check, wire transfer of same day funds or bank check. The Committee may determine, in its discretion, that additional forms of payment will be permitted, including, but not limited to, by delivery of Shares held by the Participant, together with any cash paid in connection with an exercise, having a Fair Market Value equal to the exercise price. The Committee, in its discretion, may at any time prior to the exercise of an Option determine that certain forms of payment may not be available to a particular Participant.

  8.      Exercise of Option.

  (a) Each option may be exercised in whole or in part; provided, however, that no Option may be exercised for a fraction of a share. An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option Agreement by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Committee, consist of any consideration and method of payment allowable under Section 7(d) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option.

  (b) In no event shall any part of any Option be exercisable after the date of expiration thereof(the "Expiration Date"), as determined by the Committee pursuant to Section 7(a) above.
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  (c)     Except as otherwise provided by the Committee in the Option Agreement, any portion of a Participant's Option that was not vested and exercisable on the date of the termination of such Participant's employment for whatever reason shall expire and be forfeited as of such date; provided; however, that: (i) if any Participant dies or becomes subject to any Disability, such Participant's Option will expire 90 days after the date of his or her death or Disability, but in no event after the Expiration Date, (ii) if any Participant retires (with the approval of the Committee or the Board), his or her Option will expire 90 days after the date of his or her retirement, but in no event after the Expiration Date, and (iii) if any Participant is discharged for any reason other than for Cause or voluntarily resigns from his or her employment, such Participant's Option will expire 30 days after the date of his or her discharge, but in no event after the Expiration Date; provided, further, that (x) if the Participant is engaged in a Competitive Activity while employed by the Company or any of its Subsidiaries or (y) if the Participant's employment with the Company or any of its Subsidiaries is terminated for any reason (including, without limitation, as a result of the Participant's voluntary resignation) and within six (6) months after such termination Participant engages in a Competitive Activity, then (I) such Participant's unexercised vested Options shall be canceled immediately (and become unexercisable) and be deemed void ab initio and (II) the Participant shall be required forthwith to return to the Company, if the Company so elects, any shares of Common Stock acquired by the Participant upon exercise of the Participant's Options during the period commencing with the date that is six (6) months prior to such termination and ending on the date that is six (6) months after such termination in exchange for which the Company shall pay to the Participant the lesser of(l) the exercise price paid by the Participant in respect of any such exercised Options and (2) the then fair market value of such Option Shares as determined by the Committee. The transferee of any Option Shares shall be bound by and subject to the rights of the Company and obligations of the optionee under this Section 8(c).

  9.      Non-Transferability of Options; Limitations on Transfer of Optioned
          Stock.

  (a) Options granted under the Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution, and may be exercised, during the lifetime of the Participant, only by the Participant. In the event of the death of a Participant, the exercise of Options granted hereunder shall be made only by the executor or administrator of the estate of the deceased Participant or the person or persons to whom the deceased Participant's rights under the Option shall pass by will or the laws of descent and distribution.

  (b) Except in connection with a Change of Control and then only upon the authorization of the Committee (which authorization shall evidenced by a duly adopted resolution of the Committee), no Participant shall be permitted to sell, dispose, assign, hypothecate or otherwise transfer the Optioned Stock underlying any Option until at least six months (or greater period of time as designated by the Committee in such Participant's applicable Option Agreement) have elapsed since the Participant acquired such Option.

  (c) Each Option and all rights granted thereunder shall not be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order
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          as defined by the Code or Title I of the Employee Retirement Income
          Security Act of 1974, as amended, or the rules promulgated thereunder, and shall be exercisable during the optionee's lifetime only by the optionee or the optionee's guardian or legal representative.

  10.     Adjustments Upon Changes in Capitalization and Change of Control.

  (a) In the event of a reorganization, recapitalization, stock dividend or stock split, or combination or other change in the shares of Common Stock, the Board or the Committee may, in its sole discretion, in order to prevent the dilution or enlargement of rights under outstanding Options, make such adjustments in the number and type of Shares authorized by or granted under the Plan, the number and type of Optioned Stock and the exercise prices specified therein as it may determine to be appropriate and equitable.

  (b) The Company shall give each optionee holding unexercised Options granted pursuant to this Plan at least fourteen (14) days prior written notice of any Change of Control. In connection with a Change of Control, the Committee in its sole discretion and at its option may take any of the following actions:

          (i) permit all unexercised Options to continue to be exercisable in accordance with the terms of this Plan, subject to the vesting limitations set forth in this Plan, in which event each optionee shall be entitled to receive, upon exercise of an Option and payment of the exercise price therefor in accordance with the terms of this Plan, the same number of shares of Common Stock, other securities or property ("Change of Control Consideration") as such optionee would have been entitled to receive upon the occurrence of such Change of Control if such optionee had been, immediately prior to such Change of Control, the holder of the number of shares of Common Stock purchasable under such optionee's Option,

          (ii) terminate all outstanding Options, in which event all optionees shall be entitled to receive cash in an amount equal to the amount by which the fair market value of the Change of Control Consideration exceeds the aggregate exercise price of their Options, or

          (iii) accelerate the vesting of all outstanding Options in full at the time of a Change of Control, in which event any such Options shall terminate if not exercised as of the date of such Change of Control.

     Such discretion may be evidenced in an Option Agreement and/or by resolution duly adopted by the Committee.

  (c) On the basis of information known to the Company, the Committee shall make all determinations under this Section 1 O, and all such determinations shall be conclusive and binding.

  11.     Written Agreement; Legend on Optioned Stock.
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  (a)     Each Option granted hereunder to a Participant shall be embodied in a written Option Agreement which shall be signed by the Participant and by a duly authorized officer of the Company for and in the name and on behalf of the Company and shall be subject to the terms and conditions prescribed herein.

  (b) Each Certificate evidencing Optioned Stock shall contain an appropriate legend with respect to restrictions on transfer imposed by applicable federal and state securities laws and the following legend:

     "The shares evidenced by this Certificate may not be sold, disposed, assigned, hypothecated or otherwise transferred until after [date designated pursuant to Section 9(b) of this Plan], and then only when accompanied by an authorization letter from counsel to the Issuer hereof that such sale, disposition, assignment, hypothecation, or other transfer is in conformity with
(A) the Issuer's 1997 Stock Option Plan and (B) the Option Agreement pursuant to which this Certificate was issued.

     The shares evidenced by this Certificate are subject to certain obligations of the registered holder hereof to return such shares to the Issuer hereof in certain circumstances as more fully set forth in the Issuer's 1997 Stock Option Plan."

  (c) The second legend set forth in Section 1 l(b) above shall not be removed from a Certificate unless the optionee (who received the Option in respect of which the Option Shares evidenced by such Certificate were issued) furnishes the Company with a signed and notarized affidavit stating that such optionee did not (i) engage in a Competitive Activity while employed by the Company and (ii) if the optionee's employment relationship with the Company has then been terminated, engage in a Competitive Activity during the six-month period commencing with the date of such termination.

  12.     Listing, Registration and Compliance with Laws and Regulations.
Options shall be subject to the requirement that at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the Shares subject to the Options upon any securities exchange or under any state or federal securities or other law or regulation, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to or in connection with the granting of the Options or the issuance or purchase of shares thereunder, no Options may be granted or exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The holders of such Options will supply the
Company with such certificates, representations and information as the Company shall request and shall otherwise cooperate with the Company in obtaining such listing, registration, qualification, consent or approval. In the case of officers and other persons subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the Committee may at any time impose any limitations upon the exercise of an Option that, in the Committee's discretion, are necessary or desirable in order to comply with such Section 16(b) and the rules and regulations thereunder. If the Company, as part of an offering of securities or otherwise, finds it desirable because of federal or state regulatory requirements to reduce the period during which any Options may be exercised, the Committee may, in its discretion and without the Participant's consent, so reduce such period on not less than 15 days' written notice to the holders thereof.
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  13.     Rights of Participants.  Nothing in this Plan shall (a) interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time (with or without Cause), or (b) confer upon any Participant any right to continue in the employ of the Company for any period of time or to continue his or her present (or any other) rate of compensation. Except as otherwise provided under this Plan or by the Committee in the Option Agreement, in the event of any Participant's termination of employment, any portion of such Participant's Option that was not previously vested and exercisable will expire and be forfeited as of the date of such termination. No Employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

  14. Withholding of Taxes. The Company shall be entitled, if necessary or desirable, to withhold from any Participant from any amounts due and payable by the Company to such Participant (or secure payment from such Participant in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any Shares issuable under the Plan, and the Company may defer such issuance unless indemnified to its satisfaction. If permitted by the Committee, in its sole discretion, a Participant may elect to pay withholding tax obligations by having the Company withhold Shares having a value equal to the amount of tax required to be withheld. The value of the Shares to be withheld shall equal the Fair Market Value of the Shares on the day the Option is exercised.

  15. Amendment, Suspension and Termination of Plan. The Board or the Committee may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board or the Committee may deem advisable; provided, however, that no such amendment shall be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the Common Stock is listed, and no such amendment, suspension or termination shall impair the rights of Participants affected thereby. No Options shall be granted hereunder after the tenth anniversary of the adoption of the Plan.

  16. Amendment, Modification and Cancellation of Outstanding Options. The Committee may amend or modify any option in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Option; provided that no such amendment or modification shall impair the rights of any Participant under any Option without the consent of such Participant. With the Participant's consent, the Committee may cancel any Option and issue a new Option to such Participant.

  17. Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof(provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding; provided, however, that any such Committee member shall be entitled to the indemnification rights set forth in this Section 17 only if such member has acted in good faith and in a manner that such member reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful, and further provided that upon the institution of any such action, suit or proceeding a Committee member shall give the Company written notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee member undertakes to handle and defend it on his or her own behalf.

  18. Governing Law. This Plan shall be governed by and construed in accordance with the corporate and internal laws of the state of Delaware without giving effect to such State's conflicts of laws principles. Delaware is the Company's jurisdiction of incorporation.

Adopted by Transition Analysis Component Technology, Inc.
Board of Directors on January 28, 1997, as amended by the Board on November 3, 1997